Free Writing Prospectus Dated August 16, 2022	Filed pursuant to Rule 433 Registration No. 333-262954

$835.69mm CNH Equipment Trust (CNH) 2022-B

Jt-Leads: BofA (struc), CA, MUFG, Santander

Co-Managers: ING, SMBC

CLS	Amt($mm)	WAL	MDY/F	PWIN	LGL	CUSIP	BENCH		Yield	Price	Cpn
=========================================================================================================
A-1	144.500	0.31	P-1+/F1+	1-7	09/15/2023	12663JAA9	IC		3.171	100.00000	3.171
A-2	297.500	1.05	Aaa/AAA	7-21	12/15/2025	12663JAB7	IC	+72	3.975	99.99756	3.94
A-3	297.500	2.60	Aaa/AAA	21-46	11/15/2027	12663JAC5	IC	+71	3.928	99.98475	3.89
A-4	77.400	3.94	Aaa/AAA	46-48	03/15/2028	12663JAD3	IC	+86	3.943	99.99647	3.91
B	18.790	3.98	Aa2/A+				*Retained*
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Bill & Deliver: BofA BBG Ticker: CNH 22-B SSAP: HAN2

Exp Ratings: Moody's/Fitch Format: SEC Registered

Exp Settle: 8/23/22 First Pay: 09/15/22

ERISA: Yes Denoms: $1k x $1

Pxg Speed: 20% CPR to 10% Call

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.